Exhibit 23(c)

                      [Peters Elworthy & Moore letterhead]


NCT Group, Inc.
20 Ketchum Street
Westport                            Our Ref:                     PRC/KJA
Connecticut 06880                   Date:                        5 August 2002
USA

Dear Sirs:

We consent to the incorporation by reference in the Pre-effective Amendment No. 5 to the Registration Statement on Form S-1 of our report dated February 17, 2000 on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited as at December 31, 1999 and for the year then ended in NCT Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001 and to the reference to the firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE